Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Hub Group, Inc. 2002 Long Term Incentive Plan, of our reports dated February 22, 2007, with respect to the consolidated financial statements and schedule of Hub Group, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2006, Hub Group, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Hub Group, Inc., filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Ernst & Young LLP

Chicago, Illinois
October 19, 2007